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                                                                      EXHIBIT 12

                        THE TORO COMPANY AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                  (NOT COVERED BY INDEPENDENT AUDITORS' REPORT)



                                          10/31/01        10/31/00        10/31/99        10/31/98        10/31/97
                                      ------------    ------------    ------------    ------------    ------------

EARNINGS BEFORE INCOME TAXES          $ 80,077,000    $ 71,882,000    $ 57,473,000    $  6,761,000    $ 60,344,000
PLUS: FIXED CHARGES                   $ 27,313,000    $ 31,103,000      28,242,000      29,415,000      23,186,000
                                      ------------    ------------    ------------    ------------    ------------
EARNINGS AVAILABLE TO COVER
   FIXED CHARGES                      $107,390,000    $102,985,000    $ 85,715,000    $ 36,176,000    $ 83,530,000
                                      ------------    ------------    ------------    ------------    ------------
RATIO OF EARNINGS TO FIXED CHARGES            3.93            3.31            3.04            1.23            3.60
                                      ============    ============    ============    ============    ============


INTEREST EXPENSE                      $ 22,003,000    $ 26,414,000    $ 23,810,000    $ 25,428,000    $ 19,900,000
RENTALS (INTEREST EXPENSE)               5,310,000       4,689,000       4,432,000       3,987,000       3,286,000
                                      ------------    ------------    ------------    ------------    ------------
   TOTAL FIXED CHARGES                $ 27,313,000    $ 31,103,000    $ 28,242,000    $ 29,415,000    $ 23,186,000
                                      ============    ============    ============    ============    ============
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